Exhibit 10.4

September         , 2020

Dear Jason,

You are receiving this letter because you are a participant in the annual bonus program (the “Bonus Program”) of Miragen Therapeutics, Inc. (the “Company”). The Company is pleased to inform you that in gratitude for your efforts on behalf of the Company, and to encourage your continued further contributions to the Company, your bonus payment under the Bonus Program with respect to 2020 will be equal to 100% of your target bonus ($142,000) under the Bonus Program, less applicable withholdings (the “2020 Bonus Payment”). You must remain employed with the Company through April 15, 2021 in order to be eligible to receive the 2020 Bonus Payment, which will be paid to you on the next subsequent payroll date following April 15, 2021. Notwithstanding the foregoing, if your employment with the Company is terminated without Cause prior to the payment of the 2020 Bonus Payment, you shall receive the 2020 Bonus Payment, which shall be paid in the same amount and at the same time as if you had remained employed through April 15, 2021. “Cause” shall have the meaning set forth in the Company’s 2016 Equity Incentive Plan (the “2016 Plan”).

As an additional incentive to remain employed with the Company, you shall also be eligible to earn a retention bonus equal to $284,000, less applicable withholdings (the “Retention Bonus”) if you remain employed with the Company through the second anniversary of the date hereof. Fifty percent of the Retention Bonus shall be earned on the first anniversary of the date hereof, and paid to you on the next subsequent payroll date following the first anniversary of the date hereof, and the remainder shall earned on the second anniversary of the date hereof, and paid to you on the next subsequent payroll date following the second anniversary of the date hereof. If your employment is terminated without Cause prior to the first anniversary of the date hereof, you shall be paid the first installment of the Retention Bonus on the next subsequent payroll date following such termination. If your employment is terminated without Cause on or following the first anniversary of the date hereof and prior to the second anniversary of the date hereof, you will be paid the second installment of the Retention Bonus on the next subsequent payroll date following such termination. If a “Change in Control” (as defined in the 2016 Plan) occurs prior to the full payment of the Retention Bonus and you are employed by the Company as of immediately prior to the Change in Control, any then-unpaid portion of Retention Bonus shall be paid in full upon the occurrence of the Change in Control.

Thank you again for all of your contributions to the Company.

Sincerely,

Lee Rauch
President and CEO

Agreed to and acknowledged:

Name: Jason A. Leverone

miRagen.com

6200 Lookout Road, Boulder, CO 80301